Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Adjusted Earnings Per Share in Q2 FY15; Raises Full-Year Adjusted EPS Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 19, 2014--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended August 2, 2014. Net sales for the second quarter of Fiscal 2015 increased 7% to $6.9 billion, and consolidated comparable store sales increased 3% over last year’s reported 4% increase. Net income for the second quarter was $518 million and diluted earnings per share were $.73. Excluding a debt extinguishment charge of $.02 per share, adjusted diluted earnings per share were $.75, a 14% increase over the prior year.

For the first half of Fiscal 2015, net sales were $13.4 billion, a 6% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2015 increased 2% over last year’s reported 3% increase. Net income for the first half of Fiscal 2015 was $972 million and diluted earnings per share were $1.37. Excluding the second quarter debt extinguishment charge, which rounded to a $.01 per share impact for the first half of Fiscal 2015, adjusted diluted earnings per share were $1.38, an 8% increase over last year’s $1.28.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our second quarter performance. Consolidated comp store sales were up 3% over 4% growth last year, at the high end of our plan, and adjusted earnings per share of $.75 were up 14% over last year’s 18% increase, exceeding our expectations. Our customer traffic gained momentum throughout the quarter, and was positive in July. Further, we are pleased with our solid merchandise margins as well as the improved performance of our apparel businesses. We are now raising our full year adjusted earnings per share guidance to reflect our above-plan second quarter results. The third quarter is off to a solid start and we are excited about our opportunities for the second half of the year. We entered the third quarter in an excellent inventory position and see plentiful opportunities for great brands in the marketplace. We are raising the bar on our marketing campaigns and gift-giving initiatives, which I believe are going to be even better than last year, and above all, we will be bringing consumers amazing values! We are very confident in our ability to deliver another strong year, on top of many, as we continue on the path to being a $40 billion-plus company.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2015	FY2014	FY2015	FY2014
In the U.S.:
Marmaxx[4,5]	+2%	+4%	$4,494	$4,295
HomeGoods	+5%	+8%	$773	$690
International:
TJX Canada	+3%	+2%	$696	$679
TJX Europe	+6%	+6%	$954	$778

TJX	+3%	+4%	$6,917	$6,442

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the second quarter of Fiscal 2015 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2015 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the second quarter of Fiscal 2015, the Company’s consolidated pretax profit margin was 12.0%. On an adjusted basis, excluding the approximately 0.3 percentage point debt extinguishment charge (referred to above), consolidated pretax profit margin was 12.3%, a 0.3 percentage point increase over the prior year.

The gross profit margin for the second quarter of Fiscal 2015 was 28.6%, down 0.2 percentage points versus a very strong increase in the prior year. The decrease was primarily due to the negative impact of mark-to-market adjustments on our hedging instruments as well as the impact of e-commerce on merchandise margins. Merchandise margins were flat for the second quarter.

Selling, general and administrative costs as a percent of sales were 16.2%, down 0.5 percentage points from the prior year largely due to a favorable adjustment to our insurance reserves based on improved claims experience, as well as other cost savings.

Inventory

Total inventories as of August 2, 2014 were $3.4 billion, compared with $3.2 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis as of August 2, 2014, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 1% on a reported basis (flat on a constant currency basis). The Company enters the third quarter in an excellent inventory position to take advantage of the plentiful buying opportunities it is seeing in the marketplace.

Shareholder Distributions

During the second quarter, the Company repurchased a total of $440 million of TJX stock, retiring 8.0 million shares. For the first half of Fiscal 2015, the Company spent a total of $800 million in repurchases of TJX stock, retiring 14.0 million shares, and it continues to expect to repurchase approximately $1.6 to $1.7 billion of TJX stock in Fiscal 2015. The Company may adjust the amount of this spending up or down depending on various factors.

Third Quarter and Full Year Fiscal 2015 Outlook

For the third quarter of Fiscal 2015, the Company expects diluted earnings per share to be in the range of $.81 to $.85 compared to $.86 per share last year. Excluding the $.11 per share tax benefit in the third quarter of Fiscal 2014, this would represent an 8% to 13% increase over last year’s adjusted $.75 per share. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company is raising its guidance for adjusted diluted earnings per share for Fiscal 2015. On a reported basis, for the fiscal year ending January 31, 2015, the Company expects diluted earnings per share to be in the range of $3.08 to $3.16 versus $2.94 in Fiscal 2014. On an adjusted basis, excluding the second quarter debt extinguishment charge (referred to above) of an estimated $.02 per share, this guidance would be $3.10 to $3.18. This adjusted EPS guidance would represent a 10% to 12% increase over the prior year’s adjusted EPS of $2.83, which excludes the $.11 per share tax benefit. Further, this outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the third quarter and full year Fiscal 2015 assumes that currency exchange rates will remain unchanged from the levels at the end of the quarter.

Stores by Concept

During the second quarter ended August 2, 2014, the Company increased its store count by a net of 23 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,085	1,090	31.3	31.4
Marshalls	947	956	29.0	29.3
HomeGoods	458	464	11.4	11.6
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	230	230	6.7	6.7
HomeSense	92	92	2.2	2.2
Marshalls	32	33	1.0	1.0
TJX Europe:
T.K. Maxx	380	382	11.9	12.0
HomeSense	28	28	0.6	0.6

TJX	3,256	3,279	94.3	94.8

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of August 2, 2014, the end of the Company’s second quarter, the Company operated a total of 3,279 stores in six countries, the United States, Canada, the United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,090 T.J. Maxx, 956 Marshalls, 464 HomeGoods and 4 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com, in the United States; 230 Winners, 92 HomeSense, and 33 Marshalls stores in Canada; and 382 T.K. Maxx and 28 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2015 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2015 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 26, 2014, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013

Net sales	$6,917,212	$6,442,424	$13,408,388	$12,632,033

Cost of sales, including buying and occupancy costs	4,935,856	4,586,739	9,613,856	9,020,272
Selling, general and administrative expenses	1,122,758	1,074,320	2,195,808	2,093,229
Loss on early extinguishment of debt	16,830	-	16,830	-
Interest expense, net	11,150	8,919	20,745	14,201

Income before provision for income taxes	830,618	772,446	1,561,149	1,504,331
Provision for income taxes	312,994	292,887	589,208	571,882

Net income	$517,624	$479,559	$971,941	$932,449

Diluted earnings per share	$0.73	$0.66	$1.37	$1.28

Cash dividends declared per share	$0.175	$0.145	$0.35	$0.29

Weighted average common shares – diluted	705,200	728,599	709,220	730,750

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 2, 2014	August 3, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,183.3	$1,858.8
Short-term investments	285.0	231.2
Accounts receivable and other current assets	623.3	580.2
Current deferred income taxes, net	114.0	91.5
Merchandise inventories	3,388.2	3,188.5

Total current assets	6,593.8	5,950.2

Property, net of depreciation	3,776.0	3,377.8
Other assets	240.8	283.9
Goodwill and tradename, net of amortization	311.4	314.1

TOTAL ASSETS	$10,922.0	$9,926.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,148.4	$1,940.3
Accrued expenses and other current liabilities	1,676.5	1,502.6

Total current liabilities	3,824.9	3,442.9

Other long-term liabilities	727.9	983.5
Non-current deferred income taxes, net	470.7	375.3
Long-term debt	1,623.8	1,274.2

Shareholders’ equity	4,274.7	3,850.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,922.0	$9,926.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	26 Weeks Ended
	August 2, 2014	August 3, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$971.9	$932.4
Depreciation and amortization	291.7	266.0
Loss on early extinguishment of debt	16.8	-
Deferred income tax provision	9.6	42.8
Share-based compensation	42.0	35.7
(Increase) in accounts receivable and other assets	(74.4)	(34.2)
(Increase) in merchandise inventories	(406.9)	(198.4)
Increase in accounts payable	367.2	24.3
(Decrease) in accrued expenses and other liabilities	(122.5)	(226.6)
Other	(19.4)	(30.7)

Net cash provided by operating activities	1,076.0	811.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(425.1)	(497.0)
Purchases of short-term investments	(178.9)	(196.2)
Sales and maturities of short-term investments	193.0	189.4
Other	-	2.7
Net cash (used in) investing activities	(411.0)	(501.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	749.5	499.6
Payments on early extinguishment of debt	(416.4)	-
Payments for repurchase of common stock	(799.8)	(627.6)
Proceeds from issuance of common stock	30.5	64.3
Cash dividends paid	(224.3)	(187.3)
Other	7.0	28.9
Net cash (used in) financing activities	(653.5)	(222.1)

Effect of exchange rate changes on cash	22.1	(41.3)

Net increase in cash and cash equivalents	33.6	46.8
Cash and cash equivalents at beginning of year	2,149.7	1,812.0

Cash and cash equivalents at end of period	$2,183.3	$1,858.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales:
In the United States:
Marmaxx	$4,493,878	$4,295,346	$8,728,633	$8,431,095
HomeGoods	773,071	690,123	1,530,223	1,379,653
TJX Canada	695,924	679,364	1,304,344	1,324,860
TJX Europe	954,339	777,591	1,845,188	1,496,425
Total net sales	$6,917,212	$6,442,424	$13,408,388	$12,632,033

Segment profit:
In the United States:
Marmaxx	$685,614	$647,978	$1,308,688	$1,282,278
HomeGoods	94,635	81,170	192,840	170,233
TJX Canada	95,024	90,776	139,047	165,082
TJX Europe	55,614	40,529	93,875	56,893
Total segment profit	930,887	860,453	1,734,450	1,674,486

General corporate expenses	72,289	79,088	135,726	155,954
Loss on early extinguishment of debt	16,830	-	16,830	-
Interest expense, net	11,150	8,919	20,745	14,201
Income before provision for income taxes	$830,618	$772,446	$1,561,149	$1,504,331

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended August 2, 2014, TJX repurchased 8.0 million shares of its common stock at a cost of $440 million. During the six months ended August 2, 2014, TJX repurchased 14.0 million shares of its common stock at a cost of $800 million. On January 31, 2014 the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On June 5, 2014 TJX issued $750 million of 2.75% seven year notes. The Company used the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity of August 15, 2015 and intends to use the balance of the proceeds from the notes offering for working capital and other general corporate purposes. On July 8, 2014 the Company completed the redemption of the 4.2% notes pursuant to the terms of the indenture and recorded pre-tax loss on the early extinguishment of debt of $16.8 million. The charge for the early extinguishment of this debt reduced net income for the fiscal 2015 second quarter by $.02 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323